Exhibit (d.9)

JOINDER AGREEMENT TO

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS JOINDER AGREEMENT dated as of August 22, 2008 (this “Joinder Agreement”), is made and entered into by and among Psilos/CareGuide Investment, L.P. (“PCI”) and each of the parties to that certain Series A Preferred Stock Purchase Agreement, dated July 17, 2008 (the “Agreement”), pursuant to which each of the Purchasers (as defined therein) have agreed to make an equity investment in CareGuide, Inc. (the “Company”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

Each of Psilos Group Partners, L.P. and Psilos Group Partners II, L.P. (collectively, “Psilos”) hereby designates PCI and its designees as Psilos’ designee to purchase Psilos’ allocated Shares under the Agreement. The Company acknowledges (a) Psilos’ designation of PCI and its designees, and (b) that Psilos has no further obligations or liabilities, whether to purchase Shares or otherwise, pursuant to the Agreement.

PCI hereby agrees (i) to become a party to the Agreement as a Purchaser, (ii) to be bound by all terms, covenants, conditions, representations and warranties under the Agreement and (iii) that for all purposes of the Agreement the PCI shall be included within the term “Purchaser.”

This Joinder Agreement shall be governed by the internal laws of the State of Delaware applicable to contracts wholly executed and performed therein. This Joinder Agreement and the Agreement (including the exhibits and schedules thereto) and the other documents delivered pursuant to the Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all prior agreements, understandings and statements, both written and oral, between or among the Company or any of its affiliates and the Purchasers or any of their affiliates. This Joinder Agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the parties hereto. This Joinder Agreement may be executed in counterparts (including by means of facsimile or electronically transmitted signature pages), each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first above written.

PSILOS/CAREGUIDE INVESTMENT, L.P.

By: Psilos Group Investors III, LLC Its General Partner

By:	/s/ Albert S. Waxman
Name:	Albert S. Waxman
Title:	Senior Managing Member

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE
CareGuide, Inc.
By: /s/ Chris E. Paterson
Name: Chris E. Paterson
Title: Chief Executive Officer

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE, FOR ITSELF AND AS REPRESENTATIVE OF THE OTHER PURCHASERS:
Psilos Group Partners, L.P. By: Psilos Group Investors, LLC Its General Partner
By: /s/ Albert S. Waxman
Name: Albert S. Waxman Title: Senior Managing Member
Psilos Group Partners II, L.P. By: Psilos Group Investors II, LLC Its General Partner
By: /s/ Albert S. Waxman
Name: Albert S. Waxman Title: Senior Managing Member

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